EXHIBIT 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS INC. SIGNS LICENSING AGREEMENT

FOR DISTRIBUTION AND SALE OF URACYST® IN TURKEY

Expansion of Stellar’s Global Strategy

LONDON, Ontario October 23, 2008 – Stellar Pharmaceuticals Inc. (“Stellar”) (OTCBB:SLXCF), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today reported signing a licensing agreement for the distribution and sale of Uracyst® in Turkey and the Turkish Republic of Northern Cyprus, with EIP, Eczacibasi Ilac Pazarlama A.S., which is based in Istanbul, Turkey. Uracyst® is Stellar’s proprietary product used in the treatment of interstitial cystitis and painful bladder syndrome.

With the approved CE mark for Uracyst® already in place for the European market, EIP has agreed to obtain all necessary regulatory approvals at its sole cost and will pay Stellar an upfront milestone payment plus a specified transfer price in exchange for the rights to an exclusive license for this territory. This agreement has an initial five year term and may be renewed for an additional three year term with the mutual agreement of both parties.

Peter Riehl, Stellar’s President and Chief Executive Officer, stated, "This agreement reflects the Company’s strategy to license its’ proprietary products into the global marketplace and we look forward to building a long-term working relationship with EIP.  EIP is one of the most successful pharmaceutical companies in Turkey.  They have the sales force reach and expertise to market and sell Uracyst® effectively in this market.  The population base for this territory exceeds 73 million and it is a very exciting market for Stellar to reach.   The out-licensing of Uracyst is an important component of Stellar’s overall global growth strategy and we expect this to be the first of a number of agreements for the important European market."

EIP, Eczacibasi Ilac Pazarlama A.S. is a company involved in the marketing and distribution of pharmaceutical and OTC products in Turkey. EIP is well placed within the medical community and enjoys excellent relationships with doctors, hospitals and pharmacies. Mr. Sedat Birol, the Executive Vice President of Eczacibasi Group’s Healthcare Division, remarked, "Uracyst® represents an excellent niche opportunity and we are excited to add the product to our portfolio. EIP has a proven distribution network in place and the expertise and personnel resources to successfully launch Uracyst®."

The licensing deal was brokered by the international pharmaceutical business development consulting firm Bosfor Bioscience Partners. Dr. Selcuk Ozceada, the managing director of Bosfor, commented: "EIP is one of the most trusted household brands in Turkey, excelling on quality of services and company governance. Uracyst will fill an unmet medical need in Turkey. With their high profile in the Turkish pharmaceuticals sector, EIP will be an excellent partner for marketing Uracyst in Turkey."

Oct 23, 2008 Press Release

About Uracyst®

Interstitial Cystitis (IC) and Painful Bladder Syndrome (PBS) are inflammatory diseases of the bladder wall which causes pain, discomfort and frequent urination for those afflicted.   There is no known cure for IC/PBS and currently approved products attempt to alleviate the symptoms of the disease. The quality of life for patients with IC/PBS is extremely poor, as they may need to void up to 60 times per day.

Uracyst, a sodium chondroitin sulfate solution, supplements and replenishes deficiencies in the glycosaminoglycan (GAG) lining of the bladder.  The GAG lining acts as a protective barrier against irritants and toxins in the urine, and defends against bacterial adherence.  Many researchers believe that more than 70% of patients with IC/PBS have deficient GAG layers allowing irritants and toxins in the urine to seep through this protective barrier causing an inflammation of the bladder wall.

Stellar currently markets Uracyst directly in Canada and Israel.  Stellar also has out licensing agreements in place for Uracyst in the United States and China, which are currently awaiting regulatory approvals.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome an inflammatory disease of the urinary bladder wall. Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

Contact:

Stellar Pharmaceuticals Inc.	EIP Eczacibasi Ilac Pazarlama A.S
Peter Riehl	Ayse Deniz Ozger
President & CEO	General Manager
(800) 639-0643 or (519) 434-154	(0090) 212 350 84 00

Or

Arnold Tenney
(416) 587-3200